Exhibit 5.0

RICHARDSON & PATEL
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

March 16, 2006

CYOPS Systems International Incorporated
Unit A, 1022 6th Street
Hermosa Beach, California 90254

Re:	CYOP Systems International Incorporated
Registration Statement on Form SB-2

Gentlemen:

     We have acted as counsel for CYOP Systems International Incorporated, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 526,810,645 shares of the Company’s common stock (the “Common Stock”) offered for public resale by certain selling shareholders. The Registration Statement includes for registration 40,740,740 shares of Common Stock to be issued under a Asset Purchase Agreement (the “Purchase Shares”), 455,599,905 shares of Common Stock to be issued upon conversion of convertible debentures (the “Debenture Shares”) and 30,470,000 shares of Common Stock to be issued pursuant to warrants (the “Warrant Shares”). The Purchase Shares, the Debenture Shares and the Warrant Shares shall be referred to collectively as the “Shares”. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act for fling as Exhibit 5.0 to the Registration Statement.

     In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

CYOP Systems International Incorporated
March 16, 2006

     Based upon the foregoing, we are of the opinion that the Purchase Shares, the Debenture Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

RICHARDSON & PATEL LLP

/s/Richardson & Patel LLP